Filed Pursuant to Rule 424(b)(5)

Registration No. 333-224694

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 8, 2018)

Up to $80,000,000

We have entered into an Open Market Sale AgreementSM, or the Sales Agreement, with Jefferies LLC, or Jefferies, relating to our common shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell our common shares having an aggregate offering price of up to $80,000,000 from time to time through Jefferies, acting as our sales agent.

Sales of our common shares, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Jefferies is not required to sell any specific amount of our common shares, but will act as our sales agent and use commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us, consistent with its normal sales and trading practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will receive from us a commission of 3.0% of the gross proceeds of any common shares sold through it under the Sales Agreement. In connection with the sale of our common shares on our behalf, Jefferies may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act. For additional information, see “Plan of Distribution.”

Our common shares trade on The Nasdaq Global Market under the trading symbol “ACIU”. On September 4, 2020, the last sale price of our common shares as reported on The Nasdaq Global Market was $7.29 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company” and “—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is September 8, 2020

TABLE OF CONTENTS

Page

PROSPECTUS SUPPLEMENT

Presentation of Financial Information	S-ii
Trademarks	S-ii
About This Prospectus Supplement	S-ii
Special Note Regarding Forward-Looking Statements	S-iv
Prospectus Supplement Summary	S-1
The Offering	S-9
Risk Factors	S-10
Use of Proceeds	S-12
Dividend Policy	S-13
Dilution	S-14
Tax Considerations	S-15
Plan of Distribution	S-22
Legal Matters	S-24
Experts	S-24
Where You Can Find More Information	S-24
Incorporation By Reference	S-24

PROSPECTUS

About This Prospectus	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
AC Immune SA	3
Risk Factors	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of Share Capital and Articles of Association	4
Comparison of Swiss Law and Delaware Law	14
Description of Debt Securities	20
Description of Warrants	21
Description of Purchase Contracts	22
Description of Units	23
Description of Subscription Rights	24
Plan of Distribution	25
Incorporation of Certain Information By Reference	26
Enforcement of Judgments	26
Expenses	27
Legal Matters	27
Experts	27

S-i

Presentation of Financial Information

Our financial statements incorporated by reference herein are presented in Swiss Francs and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements included in this prospectus supplement or incorporated by reference herein were prepared in accordance with generally accepted accounting principles in the United States. The terms “dollar” and “USD” refer to US dollars and the terms “Swiss Franc” and “CHF” refer to the legal currency of Switzerland, unless otherwise indicated. We have made rounding adjustments to some of the figures included in this prospectus supplement. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding. Unless explicitly mentioned otherwise herein, all references to our financial statements in this prospectus supplement are references to our IFRS financial statements exclusively.

Trademarks

The Company owns various unregistered trademarks for some of which formal protection is being sought, including Morphomer™, SupraAntigen™ and its corporate name, logo and Nasdaq Global Market symbol. All other trademarks, trade names and service marks of other companies appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement may be referred to without the ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The Company does not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering.

Before buying any of our securities that we are offering, we urge you to carefully read both this prospectus supplement and the accompanying prospectus together with all of the information incorporated by reference herein, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.” These documents contain important information that you should consider when making your investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference in this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and Jefferies has not, authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus or any related free writing prospectus filed by us with the SEC. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

S-ii

You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “AC Immune” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to AC Immune SA, a Swiss stock corporation.

S-iii

Special Note Regarding Forward-Looking Statements

This prospectus supplement contains statements that constitute forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our future results of operations and financial position, business strategy, product candidates, product pipeline, ongoing and planned clinical studies, including those of our collaboration partners, regulatory approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus supplement can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus supplement and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under “Risk Factors” in this prospectus supplement. These risks and uncertainties include factors relating to:

•	The success of our and our collaboration partners’ clinical studies, and our and their ability to obtain and maintain regulatory approval and to commercialize semorinemab, ACI-35, Morphomer Tau, ACI-24 for Alzheimer’s disease (AD) and for Down Syndrome (DS), crenezumab and PI-2620 (our Tau-PET Imaging Tracer);

•	The clinical safety, efficacy and utility of our product candidates;

•	The ability of our competitors to discover, develop or commercialize competing products before or more successfully than we do;

•	Our plans to research, develop and commercialize our product candidates;

•	The identification of serious adverse, undesirable or unacceptable side effects related to our product candidates;

•	Our ability to maintain our current strategic relationships with our collaboration partners;

•	Our ability to protect and maintain our, and not infringe on third parties’, intellectual property rights throughout the world;

•	Our ability to raise capital when needed in order to continue our product development programs or commercialization efforts;

•	Our ability to attract and retain qualified employees and key personnel;

•	The Food and Drug Administration’s and applicable foreign regulatory authorities’ acceptance of data from studies we and our collaboration partners conduct within and outside the United States now and in the future;

•	Our foreign private issuer status, the loss of which would require us to comply with the Securities Exchange Act of 1934, or the Exchange Act, domestic reporting regime and cause us to incur significant legal, accounting and other expenses;

•	Our incorporation in Switzerland, the laws of which govern our corporate affairs and may differ from those applicable to companies incorporated in the United States;

S-iv

•	The impact of Covid-19 on our business, suppliers, patients and employees and any other impact of Covid-19; and

•	The other risk factors discussed under “Risk Factors.”

These forward-looking statements speak only as of the date of this prospectus supplement and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus supplement entitled “Risk Factors” and elsewhere in this prospectus supplement. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time such as the global pandemic originating with Covid-19, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

S-v

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement carefully, especially the risks of investing in our common shares discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement.

AC Immune SA

Our Business

Overview

AC Immune is a leading, clinical stage biopharmaceutical company advancing one of the broadest portfolios focused on pioneering precision medicine for neurodegenerative diseases. Our highly differentiated approach integrates novel therapeutics and diagnostics to overcome the fundamental challenge in this therapeutic area – the high number of co-pathologies driving disease and the urgent need for more tailored therapeutic regimens.

Leveraging our dual proprietary technology platforms, we have built a comprehensive pipeline of first-in-class or best-in-class candidates spanning multiple treatment modalities and targeting both established and emerging neurodegenerative pathologies. We are currently advancing nine therapeutic and three diagnostic product candidates, with six currently in clinical trials, targeting five different types of misfolded pathological proteins related to Alzheimer’s disease (AD) and other neurodegenerative disorders. We expect to report clinical results from several of these programs before the end of 2020, offering the potential for near-term value inflection. Our pipeline assets are further validated by the multiple partnerships we have established with leading global pharmaceutical companies. We believe our validated technology platforms and personalized medicine approach position AC Immune to revolutionize the treatment of neurodegenerative disease in the way precision diagnostics and targeted therapies are revolutionizing the treatment of cancer.

Our goal is to continue leveraging our proprietary discovery platforms, SupraAntigenTM and MorphomerTM, to become a global leader in the development of precision medicine products for the diagnosis and treatment of neurodegenerative diseases. Towards that goal, we are executing a clear business strategy built on three pillars of discovery and development for: (i) AD therapeutics, (ii) therapeutics for other neurodegenerative diseases, including NeuroOrphan indications, and (iii) complementary diagnostics to improve and accelerate clinical development.

The Need for Precision Medicine in AD and Other Neurodegenerative Diseases

The need for precision medicine is highlighted by the high level of co-pathologies present in AD and other neurodegenerative diseases. Much like cancer, neurodegenerative diseases are heterogeneous and may require multiple therapeutic interventions, tailored to patients’ specific, co-pathologies, to be used in concert in order to slow or stop the disease course. Ultimately, it is our belief that precision medicine will increase the chances of treatment success by allowing clinical trial participants to be better defined by their various proteinopathies, affording treatment with the right therapies at the right time.

AC Immune has established itself as a leader in developing precision medicines for neurodegenerative diseases by utilizing our diagnostic capabilities to enable improved diagnosis, patient selection and assessment of clinical trial outcomes. Our dual technology platforms allow for a multi-modal approach encompassing vaccines, antibodies and small molecules tailored to the underlying pathology driving patients’ disease. In addition to generating targeted monotherapies, this approach creates the potential for combination regimens, which may treat a broader spectrum of disease and offer greater efficacy.

AC Immune’s Roadmap to Successful Therapies for Neurodegenerative Diseases

Precision medicine is a key element of our five-point framework for developing successful therapies in neurodegenerative diseases, building on one of the broadest pipelines in the field.

Treat earlier

It is now believed that treatments targeting beta-amyloid (Abeta) may be most effective before symptoms become apparent. The Alzheimer’s Prevention Initiative (API) trial of crenezumab aims to answer this fundamental question.

Target Tau

Tau plays a very important role in neurodegeneration – understanding whether the spreading of pathological Tau throughout the brain can be stopped by therapies targeting Tau is a critical question that we are examining. This is being addressed through AC Immune’s multiple Tau research programs in early and late stage diseases.

More homogeneous populations

Multiple pathologies are thought to contribute to the development of AD, including genetic, lifestyle and environmental factors. To understand if a candidate drug has therapeutic potential, it is important to first engage more homogeneous genetic patient populations with similar pathophysiologies. We are pioneering these efforts with our prevention studies in genetically defined populations such as familial AD and Down Syndrome (DS).

Precision medicine

Building on the understanding that multiple pathologies contribute to the clinical presentation of AD, there is a need to accurately diagnose and target the underlying pathology. As such, we have integrated our diagnostic and therapeutic strategies to deliver, for the first time, precision medicine for patients with neurodegenerative conditions.

Target neuroinflammation

It is well established that microglia maintain a healthy brain environment by clearing debris, including misfolded Abeta, Tau and alpha-synuclein. Hyper-stimulation of microglial cells is now emerging as a hallmark of

AD – and potentially all neurodegenerative diseases. We focus on the inflammasome NLRP3 pathway, with emerging evidence showing the particular importance for neurodegenerative diseases.

A summary of AC Immune’s clinical stage pipeline is shown below:

Key Elements of our Approach Include:

1.	Execution on advancing our product candidates, in partnership or alone, from clinical development to regulatory approval and potential commercialization.

Our clinical stage product candidates include:

Semorinemab (anti-Tau antibody). Semorinemab is a high affinity monoclonal antibody that binds all forms of Tau. Semorinemab is designed to intercept extracellular Tau and slow or stop the cell-to-cell spread and propagation of pathological Tau in the brain. Efficacy studies run in mouse models of AD and other Tauopathies exhibited dose-response alleviation of Tau pathology with behavioral improvements. A Phase 1 clinical trial involving 75 subjects evaluated safety, tolerability, pharmacokinetics and preliminary activity of semorinemab in people with AD and in healthy volunteers. This trial was completed in the second quarter of 2017. Semorinemab was administered at single doses up to 16,800 mg to healthy volunteers, and at multiple doses of 8,400 mg to healthy volunteers and patients with mild-to-moderate AD. No dose-limiting toxicities and no serious adverse events were observed. Additionally, no participant withdrawals, modifications or interruptions due to an adverse event were reported.

In Phase 1, semorinemab exhibited a dose-proportional pharmacokinetic profile and CNS exposure, with a median half-life of 32.3 days. Clear target engagement was demonstrated by measuring plasma total Tau concentration, which increased with increasing drug doses and was two times greater in participants with AD compared to healthy volunteers.

Our partner Genentech is evaluating semorinemab in a Phase 2 clinical trial (TAURIEL), which commenced in Q4 2017. This multicenter trial, which has enrolled 457 participants, assesses safety, tolerability and efficacy of semorinemab in people with prodromal-to-mild AD. Participants receive one of three active doses or a placebo for 72 weeks, followed by a 96-week optional open-label extension (OLE). Primary endpoints include safety assessment and the change from baseline in the composite functional and cognitive endpoint CDR (Clinical Dementia Rating scale) sum-of-boxes score (CDR-SB). Change from baseline in Tau pathological burden is an exploratory endpoint. The study was completed in Q2 2020 and top line data is expected to be announced by Genentech in H2 2020.

Semorinemab is also being evaluated by Genentech in a second Phase 2 trial (LAURIET) that initiated in Q1 2019. This is a multicenter study enrolling 260 participants designed to evaluate the clinical efficacy, safety, pharmacokinetics and pharmacodynamics of semorinemab in patients with moderate AD (mini-mental state exam [MMSE] 16-21, CDR-GS=1 or 2). The study consists of a screening period, a double-blind treatment period of 49 weeks, an optional OLE period, and a follow-up period, with ADAS-Cog11 and Alzheimer’s Disease Cooperative Study - Activities of Daily Living (ADCS-ADL) as the primary endpoints, and CDR-SB, MMSE, and safety as secondary endpoints. Primary completion (i.e., the administration of the last dose to the last patient) is estimated in Q2 2021.

ACI-35.030 (anti p-Tau vaccine). ACI-35.030 is a vaccine candidate being developed in collaboration with Janssen Pharmaceuticals, Inc. It is the first clinical candidate designed to generate a specific antibody response against pathological phospho-Tau (pTau) proteins in the brain. It is currently being evaluated in a randomized, multicenter, double-blind, placebo-controlled Phase 1b/2a clinical study with a primary objective to assess the safety, tolerability and immunogenicity of different doses of ACI-35.030 in patients with early AD. Secondary objectives will assess additional immunogenicity parameters, while exploratory endpoints will include notable biomarkers of progression of AD as well as clinical assessments. AC Immune recently announced the initiation of the second highest dosing group in the trial based on encouraging interim safety, tolerability and immunogenicity results from the initial dosing group.

ACI-3024 (Tau aggregation inhibitor). ACI-3024 is a first-in-class small molecule that passes through cell membranes and allows for the inhibition of intracellular Tau aggregates, a key point of differentiation against other anti-Tau approaches. It has been shown to be a potent inhibitor of Tau aggregation, not only on the Tau native form, but also on synthetic fibers derived from the six human Tau isoforms or from the four mutants containing common point mutations associated with human Tauopathies, such as FTLD-Tau (e.g. progressive supranuclear palsy (PSP), Pick’s disease, Corticobasal degeneration). ACI-3024 selectively binds to aggregated Tau but does not bind to the monomeric forms of Tau; moreover the binding to Tau aggregates is selective, with no cross-reactivity to aggregates of Abeta or alpha-synuclein.

In collaboration with our partner, Eli Lilly and Company (“Lilly”), we are developing ACI-3024 for the treatment of AD. We initiated a Phase 1 trial evaluating ACI-3024 in healthy volunteers in Q3 2019. This Phase 1 study is a first-in-human, randomized, placebo-controlled, double-blind, sequential single and multiple ascending dose study with open-label food effect and pharmacodynamic assessment arms. The study assesses the safety, tolerability, pharmacokinetics and pharmacodynamics of ACI-3024. We expect an announcement from Lilly regarding data from the study in H2 2020.

ACI-24 (anti-Abeta vaccine). We own the global rights to ACI-24, an anti-Abeta vaccine candidate developed utilizing our SupraAntigen platform, and designed to stimulate a patient’s immune system to produce antibodies that specifically target misfolded Abeta to prevent plaque accumulation and to enhance plaque clearance.

We are currently evaluating ACI-24 in a Phase 2 study that commenced in October 2018 in order to assess the safety, tolerability, immunogenicity and target engagement of ACI-24 formulations using intramuscular injections and analyze ACI-24’s effects on brain amyloid assessed by PET imaging when given by the intramuscular route in a larger cohort size. The previous Phase 1/2 study has been completed and the clinical study report was finalized in 2019. The Phase 2, 12-month interim analysis is expected in H2 2020.

ACI-24 is also being evaluated in individuals with DS. Individuals with DS have an extra copy of chromosome 21 where the gene for amyloid precursor protein (APP) resides. These individuals have a rate of AD that is three to five times that of the general population and develop the disease at a much younger age. Our Phase 1b clinical study of ACI-24 for individuals with DS, intended to assess safety, tolerability and immunogenicity at two doses, is ongoing for participants in the high dose cohort. Participants from the low dose cohort have fully completed the study. To date, no serious adverse events and no early withdrawals have been observed in any study participants, thus supporting a favorable safety and tolerability profile for ACI-24. Importantly, preliminary assessment of immunogenicity over the first 12 months demonstrates a specific anti-Abeta IgG response induced in actively treated DS subjects. Phase 1b full study reporting and initiation of the Phase 2 clinical trial is expected in H2 2020.

Crenezumab (anti-Abeta antibody). Crenezumab is a humanized, conformation-specific monoclonal antibody that targets misfolded Abeta and has a broad binding profile. Roche, the parent of our collaboration partner, discontinued, as of January 2019, the Phase 3 clinical trials of crenezumab in AD but is continuing the Colombian prevention trial, a Phase 2 trial evaluating crenezumab in genetically predisposed people at risk of developing familial AD. Completion of this landmark prevention study is expected in Q1 2022. The overall beneficial safety profile was confirmed in the Phase 3 CREAD studies, supporting crenezumab’s application in healthy individuals with risk of developing AD.

2.	Expand product development into additional neurodegenerative and NeuroOrphan diseases

We will pursue selected NeuroOrphan indications, such as PSP and other Tau-related frontotemporal lobar degeneration (FTLD-Tau), such as the behavior variant of frontotemporal dementia and corticobasal degeneration. Pursuing NeuroOrphan indications may enable us to obtain a streamlined regulatory approval pathway and favorable reimbursement for any approved products. A summary of our early stage pipeline focusing on NeuroOrphan and other neurodegenerative diseases is shown below:

3.	Accelerating the advancement of our diagnostic portfolio

We are also developing a complementary diagnostics portfolio. We currently have three families of diagnostic candidates in our pipeline, developed using our Morphomer platform; each addresses a key therapeutic target: Tau, alpha-synuclein and TDP-43.

The most advanced, PI-2620, our Tau-PET imaging agent, commenced Phase 2 studies in AD in Q3 2019, including proof-of-concept in AD and healthy volunteers, dosimetry, and test/re-test in AD and healthy volunteers. We are working with our partner, Life Molecular Imaging, to expand the use of PI-2620 to non-AD Tauopathies such as PSP. A recent study published in JAMA Neurology showed that PI-2620 could facilitate earlier and more reliable diagnosis of PSP, where previous Tau tracers and other biomarkers failed. Further, results demonstrated PI-2620’s excellent characteristics as a diagnostic tool for studying Tau-related diseases following recent publications about its capabilities in early and more advanced AD.

We are also developing proprietary PET imaging diagnostics for diseases resulting from the misfolding of alpha-synuclein and TDP-43 proteins. The alpha-synuclein PET-tracer was recently named as a winner of the Ken Griffin Alpha-synuclein Imaging Competition from The Michael J. Fox Foundation for

Parkinson’s Research, making AC Immune eligible to receive together with its partner $3.2 million (CHF 3.1 million). Our PET tracers for alpha-synuclein and TDP-43, if validated clinically, will be the first in the world to effectively diagnose these proteinopathies, which are highly relevant for multiple neurodegenerative diseases.

4.	Strategically collaborating or selectively partnering for the development and commercialization of product candidates

We have a strong track record of establishing value-driving collaboration agreements with leading pharmaceutical companies. This strategy allows us to leverage our partners’ scientific, development, manufacturing and commercialization expertise and other resources as well as partially monetize our investments, de-risk and accelerate the development of our product candidates. To date, we have entered into five collaboration agreements with leading global pharmaceutical companies, summarized in the table below.

In the future, for any additional products targeting large markets, we may selectively partner with leading companies that we believe can contribute development, manufacturing and marketing expertise, geographic reach and/or other resources that can enhance the value of our wholly owned products. As we have done in our existing agreements, we will seek to retain certain indications (e.g. NeuroOrphan) and/or geographies, such that we can begin to grow our own marketing capabilities as we develop AC Immune into a fully integrated pharmaceutical company.

Our Team

We have assembled an excellent management team with outstanding scientific, clinical and regulatory expertise. They are led by Chief Executive Officer and Co-Founder, Dr. Andrea Pfeifer, a Pharmacologist with a Ph.D. in cancer research and a former National Institute of Health researcher with a highly successful track record of over 30 years in product innovation and product implementation and business development:

•	Andrea Pfeifer, Ph.D., Co-Founder, Chief Executive Officer and Director: Dr. Pfeifer co-founded AC Immune in April 2003 and has served as a Director on our Board since our IPO in 2016. Prior to this she was head of Nestlé’s Global Research and also co-founded the Nestlé Venture Capital Fund. Dr. Pfeifer currently serves s as Chairwoman of Investment Fund BioMedInvest, Basel and AB2 Bio SA, Lausanne and is a member of the Supervisory Board of Symrise AG, Holzminden. She is a member of the CEOi Initiative on AD and has qualified as Privat Dozent at UNIL and has been conferred with the title of Honorary Professor at EPFL.

•	Joerg Hornstein, Chief Financial Officer: Mr. Hornstein has served as our CFO since April 2017. Prior to this he served as Senior Vice President Group Controlling for Unternehmensgruppe Theo Müller and also has experience with Merck KGaA. He has also held CFO roles with Merck’s operations in Indonesia, and Merck Serono’s operations in China and Merck Millipore in the US.

•	Marie Kosco-Vilbois, Ph.D., Chief Scientific Officer: Dr. Kosco-Vilbois has extensive experience in the biopharmaceutical industry and served as CSO with Novimmune from 2005 prior to joining AC Immune. She worked in senior positions for the Serono Pharmaceutical Research Institute and the Glaxo Wellcome Research Institute in Geneva. Dr. Kosco-Vilbois has taken numerous biologicals from discovery into clinical development, most notably filing market applications of a biological for an Orphan indication.

•	Piergiorgio Donati, Chief Technical Operations Officer: Mr. Donati rejoined AC Immune in June 2018 having previously been with the Company from 2011–2015 as Head of Manufacturing and Project Management. Previously, he has held positions with Glenmark Pharmaceuticals as Head of CMC program development, Merck KGaA, Abiogen, Merck Group and Serono, providing him with relevant experience across a range of biotech companies.

•	Jean-Fabien Monin, Chief Administrative Officer: Mr. Monin was appointed CAO in July 2015 following a period as CFO for AC Immune SA from 2009. Prior to joining AC Immune SA, he held the position of CFO at bioMérieux, a leading international in vitro diagnostics group, based in Vienna. Mr. Monin has been a major contributor in the administration evolution of our Company.

The Management Team is supported by world renowned experts that sit on the Clinical Advisory Board. Together, these acclaimed leaders help ensure the Company maintains its leadership position in the field of Neurodegenerative Diseases. Members of this Advisory Board include:

•	Andreas U. Monsch, Ph.D. (Chairman), Head, Memory Clinic, University Department of Geriatric Medicine FELIX PLATTER;

•	Pierre N. Tariot, MD, Director of Banner Alzheimer’s Institute and Research Professor;

•	Murat Emre, MD, Professor of Practice and Expert in Neurodegenerative Diseases;

•	Juan Fortea, MD, Ph.D., Director of the Alzheimer Down Unit and Leader of the Down Alzheimer Barcelona Imaging Initiative;

•	Reisa Sperling, MD, Director of the Center for Alzheimer Research and Treatment and Professor in Neurology; and

•	Lon S. Schneider, MD, MS Director of the USC State of California Alzheimer’s Disease Center

Corporate Information

Our domicile and registered office is in Ecublens, at EPFL Innovation Park Building B, 1015 Lausanne, Vaud, Switzerland, our general telephone number is +41 21 345 91 21 and our internet address is www.acimmune.com. The information contained on our website is not a part of this prospectus supplement.

Implications of Being an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Section 404 of the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering (2016). We may choose to take advantage of some but not all of these reduced burdens. For example, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, given that we currently report and expect to continue to report under IFRS, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

Furthermore, in March 2020, the SEC approved amendments to exempt companies with less than $100 million of revenue and less than $700 million of public float from the requirements of Section 404(b). These amendments provide that such companies are no longer required to obtain an attestation of their internal controls over financial reporting from an independent outside auditor, even if such companies are no longer “emerging growth companies.”

For as long as we remain an “emerging growth company” and are exempt per the above-described SEC amendments, we may not be able to detect problems that an independent assessment of the effectiveness of our internal controls could. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer.” Accordingly, we report under the Exchange Act as a non-US company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to US domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Although as a foreign private issuer we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act, we report our results of operations voluntarily on a quarterly basis.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by US residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are US citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

The Offering

This summary highlights information presented in greater detail elsewhere in this prospectus supplement. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement before investing in our securities including “Risk Factors” and our financial statements included in this prospectus supplement or incorporated by reference herein.

Common shares offered by us	Our common shares having an aggregate offering price of up to $80,000,000.
Common shares to be outstanding following the offering	Up to 82,715,221 shares, assuming sales of 10,973,936 shares of our common shares in this offering at an assumed price of $7.29 per share, which was the last reported sale price of our common shares on The Nasdaq Global Market on September 4, 2020. The actual number of shares issued will vary depending on the sales price under this offering.
Use of Proceeds	We currently intend to use the net proceeds from this offering to strategically invest in research and clinical development of current and/or additional pipeline candidates, our technology platforms, working capital, capital expenditures and general corporate purposes. See “Use of Proceeds.”
Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Jefferies. See “Plan of Distribution.”
Risk Factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors to consider carefully before deciding to purchase our securities.
Nasdaq Global Market Symbol	“ACIU”

As of the date of this prospectus supplement, our issued share capital registered in the commercial register of the Canton of Vaud is CHF 1,434,825.70, consisting of 71,741,285 common shares with a nominal value of CHF 0.02 each. The number of our common shares to be outstanding immediately after this offering is based on 71,741,285 common shares outstanding as of June 30, 2020, but excludes 2,947,823 of our common shares issuable upon the exercise of options, non-vested restricted shares and non-vested restricted share units outstanding under our existing equity incentive plans at a weighted-average exercise price of $6.67 per common share. The common shares subject to this offering will be issued out of our existing authorized capital, and the subscription rights of our existing shareholders will be excluded.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common shares could decline and you could lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

For a discussion of additional risks related to our business, our relationship with third parties, our intellectual property, our financial condition and capital requirements, or our regulatory environment, see the section titled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and our other filings with the Securities and Exchange Commission that are also incorporated by reference into this prospectus supplement.

Risks Related to This Offering

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use net proceeds from this offering to strategically invest in research and clinical development of current and/or additional pipeline candidates, our technology platforms, working capital, capital expenditures and general corporate purposes. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

You may experience immediate and substantial dilution in the net tangible book value per share of the common shares you purchase in the offering. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our common shares outstanding as of June 30, 2020. Assuming that an aggregate of 10,973,936 common shares are sold at an assumed price of $7.29 per share, which was the last reported sale price of our common shares on The Nasdaq Global Market on September 4, 2020, for aggregate gross proceeds of approximately $80,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $3.16 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options could result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you may incur if you participate in this offering. In addition, to the extent we need to raise additional capital in the future and we issue additional common shares or securities convertible or exchangeable for our common shares, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common shares offered in this offering.

Sales of our common shares in this offering, or the perception that such sales may occur, could cause the market price of our common shares to fall.

We may issue and sell our common shares for aggregate gross proceeds of up to $80,000,000 from time to time in connection with this offering. The actual number of common shares that may be issued and sold in this offering, as well as the timing of any such sales, will depend on a number of factors, including, among others, the prices at which any shares are actually sold this offering (which may be influenced by market conditions, the trading price of our common shares and other factors) and our determinations as to the appropriate timing, sources and amounts of funding we need. The issuance and sale from time to time of these new common shares, or the mere fact that we are able to issue and sell these shares in this offering, could cause the market price of our common shares to decline.

It is not possible to predict the actual number of common shares we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Jefferies at any time throughout the term of the Sales Agreement. The number of shares that are sold through Jefferies after delivering a placement notice will fluctuate based on a number of factors, including the market price of our shares during the sales period, the limits we set with Jefferies in any applicable placement notice, and the demand for our shares during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

USE OF PROCEEDS

We may issue and sell our common shares having aggregate sales proceeds of up to $80,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We currently intend to use net proceeds from this offering to strategically invest in research and clinical development of current and/or additional pipeline candidates, our technology platforms, working capital, capital expenditures and general corporate purposes.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

Under Swiss law, any dividend must be approved by our shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of incorporation. A Swiss corporation may pay dividends only if it has sufficient distributable profits brought forward from the previous business years (“report des bénéfices”) or if it has distributable reserves (“réserves à libre disposition”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as “free reserves” (“réserves libres”) or as “reserve from capital contributions” (“apports de capital”). Distributions out of nominal share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction.

Dilution

If you invest in our common shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price you pay in this offering and the net tangible book value per common share after this offering.

Our net tangible book value as of June 30, 2020 was $265 million (CHF 250.9 million), or $3.69 per common share (CHF 3.50 per common share), based on 71,741,285 common shares then outstanding. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 71,741,285 the total number of our common shares issued and outstanding at June 30, 2020.

After giving effect to the assumed sale by us of our common shares in the aggregate amount of $80 million at an assumed public offering price of $7.29 per share (the last sale price of our common shares on September 4, 2020 as reported on Nasdaq), less the estimated commissions and estimated offering expenses payable by us, our net tangible book value at June 30, 2020 would have been $341.5 million, or $4.13 per common share. This represents an immediate increase in net tangible book value of $0.44 per share to existing shareholders and an immediate dilution of $3.16 per share to investors in this offering. The following table illustrates this per share dilution:

	(in USD)	(in CHF)
Assumed public offering price per share	7.29	6.90
Historical net tangible book value per share as of June 30, 2020	3.69	3.50
Increase per share attributable to new investors purchasing shares in this offering	0.44	0.41
As adjusted net tangible book value per share after giving effect to this offering	4.13	3.91
Dilution per share to new investors	3.16	2.99
Percentage of dilution in net tangible book value per common share for new investors	43.4%	43.4%

Swiss Franc amounts have been translated into US dollars at a rate of CHF 0.9467 to USD 1.00, the official exchange rate quoted as of June 30, 2020 by the US Federal Reserve Bank. Such US dollar amounts are not necessarily indicative of the amounts of US dollars that could actually have been purchased upon exchange of Swiss Francs on June 30, 2020 and have been provided solely for the convenience of the reader.

The calculations above are based on 71,741,285 common shares outstanding as of June 30, 2020, but exclude 2,947,823 of our common shares issuable upon the exercise of options and non-vested restricted share units outstanding under our existing equity incentive plans at a weighted-average exercise price of $6.67 per common share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities may result in further dilution to our shareholders.

Tax Considerations

Swiss Tax considerations

The following summary contains a description of the principal Swiss tax consequences of the acquisition, ownership and disposition of Offered Shares, but it does not purport to be a comprehensive description of all of the Swiss tax considerations that may be relevant to a decision to purchase, own or dispose of Offered Shares. In particular, the summary does not take into account the specific circumstances of any particular investor.

This summary is based on the tax laws, regulations and regulatory practices of Switzerland as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. This summary does not address any aspects of Swiss taxation other than aspects of Swiss federal withholding tax, Swiss federal, cantonal and communal income taxes and Swiss federal issuance and securities turnover tax. Investors are urged to consult their own tax advisors regarding the Swiss tax consequences of acquiring, owning and disposing of Offered Shares or the receipt of dividends or distributions, if any, on Offered Shares.

Taxation in respect of Offered Shares

Swiss federal withholding tax

Swiss federal withholding tax on dividends and similar distributions on the Offered Shares

Any dividends and similar cash or in-kind distributions on Offered Shares other than a distribution out of capital contribution reserves (apports de capital) or made or paid by the Company based upon a reduction of nominal share capital, including the distributions of any liquidation proceeds in excess of nominal share capital and capital contribution reserves, will be subject to Swiss federal withholding tax (impôt anticipé) imposed on the gross amount of the taxable distribution at the then prevailing rate (currently 35% of the gross amount of the taxable distribution). The Swiss federal withholding tax must be withheld by the Company on the gross amount of the dividend or distribution and be remitted to the Swiss Federal Tax Administration.

It is generally at the discretion of the Company to decide whether to distribute a dividend or similar distribution or repurchase the Offered Shares out of capital contribution reserves and/or out of profit/retained earnings/reserves other than capital contribution reserves subject to Swiss federal withholding tax.

Refund to Swiss-resident recipients

The relevant Swiss tax authority will refund or credit the Swiss federal withholding tax deducted by the Company on dividends or distributions on Offered Shares in full to holders of Offered Shares who are resident in Switzerland and to holders who hold the Offered Shares as part of a trade or business in Switzerland, and who, in each case, among other things, are the beneficial owners of the Offered Shares and the dividends or the distributions made or paid on the Offered Shares and who duly report the dividend or distribution in their income tax return or their statutory financial statements, as applicable, for the relevant tax period and if there is no tax avoidance.

Refund to non-resident recipients

(a) In General

A holder who is not a resident of Switzerland and who does not hold the Offered Shares as part of a trade or business in Switzerland may be entitled to a full or partial refund of the Swiss federal withholding tax deducted if the country in which the recipient resides for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the other conditions of such treaty are met. A reduction of the Swiss federal withholding tax at source is not provided for by Switzerland for portfolio holdings and, therefore, is not permissible. Holders of Offered Shares should be aware that the procedures for claiming treaty benefits (and the time frame required for obtaining a tax refund) may differ from country to country and should consult their own legal, financial or tax advisors regarding the procedures for claiming a refund of the Swiss federal withholding tax.

(b) Residents of the US

A holder of Offered Shares who is a resident of the US for purposes of the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income (Treaty), without taxable presence in Switzerland to which the Offered Shares are attributable or who is a qualified US pension fund and who, in each case, is the beneficial owner of the Offered Shares and the dividend or distribution and who meets the other conditions of the Treaty may, if the holder is a qualified US pension fund, apply for a full refund of the Swiss federal withholding tax, if the holder is a corporation owning at least 10% of the voting rights of the Company, apply for a refund of the Swiss federal withholding tax withheld in excess of the 5% reduced treaty rate and in all other cases apply for a refund of the Swiss federal withholding tax withheld in excess of the 15% treaty rate.

The claim for refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms together with an instruction form may be obtained from any Swiss consulate general in the US, the Swiss Federal Tax Administration at the address below or be down-loaded from the Swiss Federal Tax Administration’s website. Four copies of the form must be duly completed, signed before a notary public of the US, and three of them must be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003, Berne, Switzerland. The form must be accompanied by suitable evidence of deduction of the Swiss federal withholding, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the tax became payable.

Swiss income taxes

Offered Shares held by holders resident outside of Switzerland and with no trade or business in Switzerland

Holders of Offered Shares who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or a fixed place of business situated in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income taxes as a result of them realizing gain on the sale or other disposition of Offered Shares or receiving dividends or other distributions, if any, on Offered Shares. Refer to “―Swiss federal withholding tax” above for a summary on the Swiss withholding tax treatment of dividends and distributions on Offered Shares. Refer to “―International Automatic Exchange of Information” below for a summary on the international exchange of information in tax matters by Switzerland in respect of Offered Shares held in accounts or deposits with a paying agent in Switzerland. Refer to “―Swiss Facilitation of the Implementation of the US Foreign Account Tax Compliance Act” below for a summary on the implementation of FATCA by Switzerland.

Offered Shares held by Swiss resident individuals as private investments

Dividends and other distributions (including stock dividends and liquidation proceeds), if any, on Offered Shares, made or paid by the Company out of capital contribution reserves (apports de capital) and distributions made or paid by the Company on Offered Shares based upon a capital reduction (reduction de la valeur nominale), if any, are exempt from Swiss federal, cantonal and communal income taxes for holders of Offered Shares who are individuals resident in Switzerland for tax purposes and who hold the Offered Shares as private capital investments. Other dividends and distributions, if any, on Offered Shares will be subject to Swiss federal, cantonal or communal income taxes for such holders.

A capital gain realized by an individual resident in Switzerland on the sale of Offered Shares held by her or him as private capital investments classifies typically as tax-exempt private capital gain and, conversely, a capital loss as non-tax deductible private capital loss for purposes of Swiss federal, cantonal and communal income taxes.

Refer to “―Swiss federal withholding tax” with respect to the Company's discretion to make distributions out of capital contribution reserves.

Refer to “—Offered Shares held as assets of a Swiss business” for information on the taxation of individuals classified as “professional securities dealers.”

Offered Shares held as assets of a Swiss business

For a holder who holds Offered Shares as part of a trade or business carried on in Switzerland dividends and distributions, if any, made or paid by the Company on Offered Shares, and capital gain or loss realized on the sale of Offered Shares, are includible in, or deductible from, respectively, taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income taxes. This taxation treatment also applies to Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers”. Corporate taxpayers may be eligible for dividend relief (réductions pour participations) in respect of dividends and distributions, if any, on Offered Shares held as part of a Swiss business if the market value of the Offered Shares held by them equals or exceeds CHF 1 million.

Swiss federal issuance stamp tax

The Company will be subject to the Swiss issuance stamp tax (droit de timbre d'émission) on the issuance of the Offered Shares of 1% on the consideration received for the issuance of the Offered Shares, net of certain deductions.

Swiss federal securities turnover tax

In respect of purchases of Offered Shares in the Offering

The issuance and delivery of the Offered Shares to the initial shareholders at the settlement date is exempt from Swiss federal securities turnover tax (droit de timbre de négotiation).

In respect of other transactions in Offered Shares

Any transactions in the Offered Shares after the offering, where a bank or another securities dealer in Switzerland or Liechtenstein, as defined in the Swiss Federal Stamp Tax Act, acts as an intermediary, or is a party, to the transaction, is subject to Swiss federal securities turnover tax at a tax rate of up to 0.15% of the consideration paid for such Offered Shares.

International Automatic Exchange of Information

Switzerland has concluded a multilateral agreement with the EU on the international automatic exchange of information (AEOI) in tax matters. The agreement applies to all 28 EU member states and certain other jurisdictions. Further, Switzerland has entered into the multilateral competent authority agreement on the automatic exchange of financial account information (MCAA), and based on the MCAA, a number of bilateral AEOI agreements with other countries.

Based on such agreements and the implementing laws of Switzerland, Switzerland commenced collecting or will commence collecting data in respect of financial assets held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a EU member state or other treaty state from 2017 and began exchanging the data in 2018 or will begin exchanging the data at a later date, depending on the date of effectiveness of the applicable agreement, including, as the case may be, in respect of Offered Shares held in such accounts or deposits. Switzerland has signed and intends to sign further AEOI agreements with further countries. An up-to-date list of the AEOI agreements of Switzerland in effect or signed and becoming effective and the dates of commencement of data collection and the dates of information exchange, can be found on the website of the State Secretariat for International Financial Matters SIF.

Swiss Facilitation of the Implementation of the US Foreign Account Tax Compliance Act

The US Foreign Account Tax Compliance Act (FATCA) is a unilateral US tax law directed at financial institutions around the world in order to fight tax evasion of US citizens. FATCA requires these financial institutions to periodically provide the US Internal Revenue Service (IRS) with information regarding the bank accounts of US citizens whether living inside or outside of the US Along with many other countries, Switzerland has concluded a bilateral agreement (IGA) with the US in order to facilitate the implementation of FATCA, which reduces the implementation costs for Swiss financial institutions. Under the US-Switzerland IGA, financial institution acting out of Switzerland generally are directed to become participating foreign financial institutions (FFIs). The agreement ensures that the accounts held by US persons with Swiss financial institutions are disclosed to the US tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the US and Switzerland (DTA). On 20 September 2019, Switzerland and the US ratified the 2009 protocol (Protocol) amending the DTA. With the subsequent exchange of the ratification instruments, the amended DTA entered into force, and provides for a mechanism for the exchange of information upon request in tax matters between Switzerland and the US, which is in line with international standards, and allows the US to make group requests under FATCA concerning non-consenting US accounts and non-consenting non-participating foreign financial institutions for periods from 30 June 2014.

Material US Federal Income Tax Considerations for US Holders

In the opinion of Davis Polk & Wardwell LLP, the following are the material US federal income tax consequences to US Holders, as defined below, of owning and disposing of our common shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire common shares.

This discussion applies only to a US Holder that holds common shares as capital assets for US federal income tax purposes. In addition, it does not describe all of the US federal income tax consequences that may be relevant in light of a US Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to US Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the common shares;

•	US Holders whose functional currency for US federal income tax purposes is not the US dollar;

•	entities classified as partnerships for US federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of our shares, by vote or value; or

•	persons holding common shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for US federal income tax purposes holds common shares, the US federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to the particular US federal income tax consequences of owning and disposing of the common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States (the “Treaty”)

all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “US Holder” is a holder who, for US federal income tax purposes, is a beneficial owner of common shares, who is eligible for the benefits of the Treaty and who is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to US federal income taxation regardless of its source.

US Holders should consult their tax advisers concerning the US federal, state, local and non-US tax consequences of owning and disposing of common shares in their particular circumstances, including the consequences to them under the passive foreign investment company (“PFIC”) rules discussed below.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the passive foreign investment company rules described below, distributions paid on common shares, other than certain pro rata distributions of common shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). Because we do not maintain calculations of our earnings and profits under US federal income tax principles, we expect that distributions will generally be reported to US Holders as dividends. Subject to the discussion below with respect to our PFIC status and the consequences of being a PFIC, for so long as our common shares are listed on NASDAQ or we are eligible for benefits under the Treaty, dividends paid to certain non-corporate US Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such US Holder. US Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of a dividend will include any amounts withheld by us in respect of Swiss income taxes. The amount of the dividend will be treated as foreign-source dividend income to US Holders and will not be eligible for the dividends-received deduction generally available to US corporations under the Code. Dividends will be included in a US Holder’s income on the date of the US Holder’s receipt of the dividend. The amount of any dividend income paid in Swiss Francs will be the US dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into US dollars at that time. If the dividend is converted into US dollars on the date of receipt, a US Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A US Holder may have foreign currency gain or loss if the dividend is converted into US dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the US Holder’s particular circumstances, Swiss income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the Treaty will be creditable against the US Holder’s US federal income tax liability. The rules governing foreign tax credits are complex and US Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, US Holders may, at their election, deduct foreign taxes, including any Swiss income tax, in computing their taxable income, subject to generally applicable limitations under US law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of Common Shares

Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the

US Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the US Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in US dollars. This gain or loss will generally be US-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains. Although we have not obtained independent valuations of our assets during 2019 and thus are not in a position to make a definitive determination whether we were a PFIC in 2019, based on our income and assets during 2019 and certain estimates and assumptions, including as to both the total value and the relative value of our assets as implied by our market capitalization during 2019, we believe that it is likely that we were a PFIC in 2019. In addition, it is possible that we may also be a PFIC in 2020 or one or more future years because, among other things, (i) we may not generate a substantial amount of non-passive gross income, for US federal income tax purposes, in any year, (ii) we currently own, and expect to continue to own, a substantial amount of passive assets, including cash, and (iii) the estimated valuation, for PFIC purposes, of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is likely to be dependent in large part on our market capitalization and is therefore uncertain and may vary substantially over time. Accordingly, there can be no assurance that we will not be a PFIC in 2020 or any future taxable year.

If we are a PFIC in any taxable year during which a US Holder holds common shares, we generally would continue to be treated as a PFIC with respect to that US Holder for all succeeding years during which the US Holder holds common shares, even if we ceased to meet the threshold requirements for PFIC status.

If we were a PFIC in any taxable year during which a US Holder held common shares (assuming such US Holder has not made a timely mark-to-market election, as further described below), gain recognized by a US Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the US Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a US Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the US Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

A US Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are “marketable.” Common shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a US Holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a US Holder makes the election, the holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for US federal income tax purposes may make a “qualified electing fund” election (a “QEF Election”) with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for US Holders to make qualified electing fund elections.

In addition, if we were a PFIC or, with respect to particular US Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate US Holders would not apply.

If a US Holder owns common shares during any year in which we are a PFIC, the holder generally must file annual reports containing such information as the US Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the holder’s federal income tax return for that year.

US Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain US-related financial intermediaries are generally subject to information reporting, and may be subject to backup withholding, unless (i) the US Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the US Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a US Holder will be allowed as a credit against the holder’s US federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information With Respect to Foreign Financial Assets

Certain US Holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain US financial institutions). US Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the common shares.

Plan of distribution

We have entered into a sales agreement with Jefferies, under which we may offer and sell up to $80,000,000 of our common shares from time to time through Jefferies acting as agent. Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our common shares under the sales agreement, we will notify Jefferies of the number of shares to be sold, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the sales agreement to sell our common shares are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our common shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our common shares. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the sales agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the sales agreement, will be approximately $1,068,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on The Nasdaq Global Market on the day following each day on which our common shares are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our common shares on our behalf, Jefferies may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our common shares pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the sales agreement and (ii) the termination of the sales agreement as permitted therein. We and Jefferies may each terminate the sales agreement at any time upon ten days’ prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed as an exhibit to a current report on Form 8-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and incorporated by reference in this prospectus supplement.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

The address of Jefferies is Jefferies LLC, 520 Madison Avenue, 2nd Floor, New York, NY 10022.

Legal Matters

The validity of the securities and certain other matters of Swiss law will be passed upon for us by Bär & Karrer Ltd. Certain matters of US federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for Jefferies by Goodwin Procter LLP, New York, New York.

Experts

The financial statements as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.

Where You Can Find More Information

We have filed with the US Securities and Exchange Commission, the SEC, a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Incorporation By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus supplement incorporated by reference subsequent to the date of this prospectus supplement.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	Our 2019 Annual Report on Form 20-F for the fiscal year ended December 31, 2019;
•	Our Forms 6-K filed on March 30, 2020 (only with respect to “Item 1.C—2019 and 2018 Board Compensation” and “Item 2.C—2019 and 2018 Executive Compensation” of Exhibit 99.3), April 2, 2020, May 4, 2020 (only with respect to Exhibits 99.1 and 99.2), May 22, 2020, June 26, 2020, July 16, 2020 and August 5, 2020 (only with respect to Exhibits 99.1 and 99.2); and
•	The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on September 23, 2016, including any amendments or reports filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus supplement and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. Each person, including any beneficial owner, to whom a prospectus is delivered can obtain documents incorporated by reference in this document by requesting them from us in writing at EPFL Innovation Park Building B, 1015 Lausanne, Switzerland or via telephone at +41 21 345 91 21.

PROSPECTUS

$350,000,000
Common Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subscription Rights

AC IMMUNE SA
(incorporated in Switzerland)

We may offer, from time to time, in one or more offerings, common shares, senior debt securities, subordinated debt securities, warrants, purchase contracts, units or subscription rights, which we collectively refer to as the “securities.” The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $350,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 26.

Our common shares are listed on the NASDAQ Global Market under the symbol “ACIU.” On May 22, 2018, the last sale price of our common shares as reported by the NASDAQ Global Market was $10.23 per common share. As of May 22, 2018, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $238,164,456 based on approximately 57,400,565 shares of outstanding common shares, of which approximately 23,280,983 shares were held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2018.

We have not authorized anyone to provide you with information different or additional to the information contained in or incorporated by reference in this prospectus or any related prospectus supplement we provide to you. We are not making an offer of securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise noted or the context otherwise requires, references in this prospectus to “AC Immune,” “the Company,” “our company,” “we,” “us,” “our” or similar terms refer to AC Immune SA.

TABLE OF CONTENTS

Page

About This Prospectus	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
AC Immune SA	3
Risk Factors	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Description of Share Capital and Articles of Association	4
Comparison of Swiss Law and Delaware Law	14
Description of Debt Securities	20
Description of Warrants	21
Description of Purchase Contracts	22
Description of Units	23
Description of Subscription Rights	24
Plan of Distribution	25
Incorporation of Certain Information By Reference	26
Enforcement of Judgments	26
Expenses	27
Legal Matters	27
Experts	27

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

Where You Can Find More Information

We file or furnish certain information with the SEC, including annual reports on Form 20-F and reports on Form 6-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our managing directors, supervisory directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Special Note Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, product pipeline, ongoing and planned clinical studies, including those of our collaboration partners, regulatory approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	The success of our and our collaboration partners’ clinical studies, and our and their ability to obtain regulatory approval and to commercialize crenezumab, our anti-Tau antibody candidate, ACI-24, ACI-35 and our Tau-PET Imaging tracer candidate;

•	The ability of our competitors to discover, develop or commercialize competing products before or more successfully than we do;

•	Our Morphomer proprietary technology platform and its success in building additional product candidates for our pipeline;

•	The identification of serious adverse, undesirable or unacceptable side effects related to our product candidates;

•	Our ability to maintain our current strategic relationships with our collaboration partners;

•	Failure to protect our, and not infringe on third parties’, intellectual property rights throughout the world;

•	Our ability to raise capital when needed in order to continue our product development programs or commercialization efforts;

•	The FDA’s and applicable foreign regulatory authorities’ acceptance of data from studies we conduct outside the United States in the future;

•	Our foreign private issuer status, the loss of which would require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses;

•	Our incorporation in Switzerland, the laws of which govern our corporate affairs and may differ from those applicable to companies incorporated in the United States; and

•	The other risk factors discussed in our most recent Annual Report on Form 20-F.

AC Immune SA

We are a clinical stage biopharmaceutical company focused on neurodegenerative diseases with four product candidates in clinical trials. We leverage our two proprietary technology platforms to discover, design and develop novel, proprietary medicines for prevention, diagnosis and treatment of neurodegenerative diseases associated with protein misfolding. Misfolded proteins are generally recognized as the leading cause of neurodegenerative diseases, such as Alzheimer’s disease, or AD, and Parkinson’s disease, or PD, with common mechanisms and drug targets, such as Abeta, Tau and alpha-synuclein and Tar Binding Protein (TDP-43). We believe that our large and diverse pipeline of nine therapeutic candidates and three diagnostic candidates has the potential to drive a paradigm shift in the treatment of a broad spectrum of neurodegenerative and other diseases related to protein misfolding.

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed as a Swiss limited liability company (société à responsabilité limitée) on February 13, 2003 with our registered office and domicile in Basel, Switzerland. We converted to a Swiss stock corporation (société anonyme) under the laws of Switzerland on August 25, 2003. Our Swiss enterprise identification number is CHE-109.878.825. Our domicile and registered office is in Ecublens, near Lausanne, Canton of Vaud, Switzerland. Our common shares were admitted to trading on NASDAQ Global Market on September 23, 2016. Our shares are traded under the symbol “ACIU.”

Our registered and principal executive offices are located at EPFL Innovation Park, Building B, 1015 Lausanne, Switzerland, our general telephone number is (41) 21 345 91 21 and our internet address is www.acimmune.com. Our website and the information contained on or accessible through our website are not part of this prospectus.

Risk Factors

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Fiscal Year Ended December 31,
	2017	2016	2015
Ratio of earnings to fixed charges	*	*	1,062

* Our earnings were insufficient to cover fixed charges of CHF 174 thousand and CHF 27 thousand for the years ended December 31, 2017 and 2016, respectively.

For purposes of calculating the ratios in the table above, earnings consist of pre-tax income/(loss) from continuing operations plus fixed charges. Fixed charges consist of relevant interest expenses and an estimate of the interest expense (5% for all periods) within rental expense.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities.

Description of Share Capital and Articles of Association

The Company

We are a Swiss stock corporation (société anonyme) organized under the laws of Switzerland. We were formed as a Swiss limited liability company (société à responsabilité limitée) on February 13, 2003 with our registered office and domicile in Basel, Switzerland. We converted to a Swiss stock corporation (société anonyme) under the laws of Switzerland on August 25, 2003. Our domicile and registered office is in Ecublens, near Lausanne, Canton of Vaud, Switzerland. Our head office is currently located at EPFL Innovation Park, Building B, Lausanne, Switzerland.

Share Capital

As of the date of this prospectus, our issued share capital is CHF 1,147,253.80, consisting of 57,362,690 common shares. We have no dividend rights certificates (bons de jouissance).

Articles of Association

On March 26, 2018, we adopted the articles of association and when we refer to our articles of association in this prospectus, we refer to the articles of association as filed as Exhibit 4.1 hereto.

Purpose

Under our articles of association, our purpose is the research, study, development, manufacture, promotion, sale and marketing of products and substances within the pharmaceutical and nutrition industry as well as the purchase, sale and exploitation of patents and licenses in this field. We may engage in any activities which are apt to favor our purpose directly or indirectly. We may also acquire and sell real estate. We may open branch offices in Switzerland and abroad and may also acquire participations in other companies. We may provide securities to its subsidiaries and supply guarantees. Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (capital-actions) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months of the general meeting in order to become effective. Under our articles of association, in the case of subscription and increase against payment of contributions in cash, a resolution passed by a simple majority of the shares represented at the general meeting of shareholders regardless of abstentions or empty or invalid votes is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive subscription rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Furthermore, under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

•	conditional capital (capital conditionnel) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries or other persons providing services to the Company or a subsidiary to subscribe for new shares (conversion or option rights); or

•	authorized capital (capital-actions autorisé) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-Emptive Rights

Pursuant to the CO, shareholders have pre-emptive subscription rights (droits de souscription) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (droit de souscrire préalablement) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive subscription rights or advance subscription rights in certain circumstances.

If pre-emptive subscription rights are granted, but not exercised, the board of directors may allocate the pre-emptive subscription rights as it elects.

The authorization previously granted to the board of directors to issue share capital has expired. A valid authorization to issue share capital in the articles of association of a Swiss stock corporation would typically provide for the withdrawal or limitation of preemptive subscription rights of shareholders, and their allocation to third parties or to the company, in the event that the newly issued shares are used for the following purposes:

•	if the issue price of the new registered shares is determined by reference to the market price;

•	for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or in the event of share placement for the financing or re-financing of such transactions;

•	for purposes of broadening the shareholder constituency of the company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges;

•	for purposes of granting an over-allotment option of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s);

•	for raising of capital (including private placements) in a fast and flexible manner which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders;

•	for other valid grounds in the sense of Article 652b para. 2 of the CO.

Our Authorized Share Capital

Under Article 3a of our articles of association, the authorization granted to our board of directors to increase our nominal share capital has expired.

Our Conditional Share Capital

Conditional Share Capital for Bonds and Similar Debt Instruments

Under Article 3b of our articles of association, our nominal share capital may be increased by a maximum aggregate amount of CHF 91,867.50 through the issuance of not more than 4,593,375 common shares, which would have to be fully paid-in, with a nominal value of CHF 0.02 each, by the exercise of option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries. Shareholders will not have pre-emptive subscription rights in such circumstances. The holders of convertible bonds are entitled to the new shares upon the occurrence of the applicable conversion feature.

When issuing convertible bonds, the board of directors is authorized to withdraw or to limit the advance subscription right of shareholders to subscribe to the convertible bond issuance:

•	for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations or of newly planned investments of the Company; or

•	if the issuance occurs in domestic or international capital markets, including private placements.

To the extent that the advance subscription rights are withdrawn, (i) the convertible bonds are to be issued at market conditions; (ii) the term to exercise the option or conversion rights may not exceed ten years as of the date of the convertible bond issue and twenty years for conversion rights; and (iii) the exercise price for the new shares must at least correspond to the market conditions at the time of the convertible bond issuance.

Conditional Share Capital for Employee Benefit Plans

Under Article 3c of our articles of association, our nominal share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 57,073.04 through the issuance of not more than 2,853,652 common shares, which would have to be fully paid-in, with a nominal value of CHF 0.02 each, by the exercise of option or conversion rights that have been granted to employees, members of the board of directors or consultants of the Company or of one of our subsidiaries or other persons providing services to the Company or a subsidiary through one or more equity incentive plans created by the board of directors.

Uncertificated Securities

Our shares are uncertificated securities (droits-valeurs, within the meaning of Article 973c of the CO) and, when administered by a financial intermediary (dépositaire, within the meaning of the Federal Act on Intermediated Securities, “FISA”), qualify as intermediated securities (titres intermédiés, within the meaning of the FISA). In accordance with Article 973c of the CO, we will maintain a non-public register of uncertificated securities (registre des droits-valeurs). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. Following entry in the share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder, as reflected in the share register. Shareholders are not entitled, however, to request the printing and delivery of certificates. We may print and deliver certificates for shares at any time.

General Meeting of Shareholders

Ordinary/Extraordinary Meetings, Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this generally means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending the articles of association, including change of a company’s purpose or domicile;

•	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the annual report, the annual statutory financial statements and (to the extent required) the financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends;

•	approving the compensation (basis, bonus and equity) of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

•	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

•	dissolving a company with or without liquidation; and

•	deciding matters reserved to the general meeting of shareholders by law or the articles of association or presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by a company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least 10% of the share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on a company’s stand-alone annual statutory balance sheet, half of the share capital and reserves are not covered by its assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the simple majority of shares represented at the general meeting of shareholders regardless of abstentions or empty or invalid votes, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

•	amending a company’s corporate purpose;

•	creating or cancelling shares with preference rights or amending rights attached to such shares;

•	cancelling or amending the transfer restrictions of shares;

•	creating authorized or conditional share capital;

•	increasing the share capital out of equity, against contributions in-kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or suppressing shareholder’s pre-emptive subscription rights;

•	changing a company’s domicile;

•	alleviating or withdrawing of restrictions upon the transfer of registered shares and the removal of the voting cap of 33 1∕3%;

•	removing the indemnification provision for the board of directors and executive management;

•	converting registered shares into bearer shares and vice versa; and

•	dissolving or liquidating a company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation) see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of NASDAQ Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote.

All of the owners or representatives of our shares may, if no objection is raised, hold a general meeting of shareholders without complying with the formal requirements for convening general meetings of shareholders (a universal meeting). This universal meeting of shareholders may discuss and pass binding resolutions on all matters within the purview of the ordinary general meeting of shareholders, provided that the owners or representatives of all the shares are present at the meeting.

Agenda Requests

Pursuant to Swiss law, one or more shareholders, whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us generally at least 120 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

•	the name and address, as they appear in the share register, of the shareholder proposing such business; and

•	all other information required under the applicable laws and stock exchange rules.

In addition, if the shareholder intends to solicit proxies from the shareholders of a company, such shareholder shall notify the company of this intent in accordance with Securities and Exchange Commission Rule 14a-4 and/or Rule 14a-8.

Our business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record may be notified of this in writing.

Voting Rights

Each of our shares entitles a holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney.

Our articles of association contain provisions that prevent investors from acquiring voting rights exceeding 33 1∕3% of the outstanding share capital. Specifically, no individual or legal entity may, directly or indirectly, control voting rights with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register. In the event that a shareholder should exceed the 33 1∕3% ownership threshold, the registered shares exceeding the limit of 33 1∕3% shall be entered in our share registered as shares without voting rights. The board of directors may in special cases approve exceptions to the above regulations. Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by a simple majority of the shares represented at a general meeting of shareholders regardless of abstentions or employ or invalid votes. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits brought forward from the previous business years (report des bénéfices), or if we have distributable reserves (réserves à libre disposition), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (réserves libres) or as “reserve from capital contributions” (apports de capital). Under the CO, if our general reserves (réserve générale) amount to less than 20% of our share capital recorded in the Commercial Register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by a simple majority of the shares represented at a general meeting of shareholders regardless of abstentions or empty or invalid votes. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the Commercial Register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (droits-valeurs) may only be transferred by way of assignment. Shares that constitute intermediated securities (titres intermédiés) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 5 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (registre des actions) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Our articles of association contain provisions that prevent investors from acquiring voting rights exceeding 33 1∕3% of the outstanding share capital. Specifically, no individual or legal entity may, directly or indirectly, control voting rights with respect to 33 1∕3% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity has submitted a tender offer to all shareholders. In the event that a shareholder should exceed the 33 1∕3% ownership threshold, the registered shares exceeding the limit of 33 1∕3% shall be entered in our share registered as shares without voting rights. Additional voting caps apply to shareholders acquiring shares for other persons (nominees).

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets. See “Comparison of Swiss Law and Delaware Law—Inspection of Books and Records.”

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court sitting in Lausanne, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, there are no appraisal rights and all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with our business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

A shareholder of a Swiss corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights. As a result, such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholder receives the fair value of the shares held by the shareholder. Following a statutory merger or demerger, pursuant to the Swiss Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the ultimate direction of the business of the Company and issuing of the relevant directives;

•	laying down the organization of the Company;

•	formulating accounting procedures, financial controls and financial planning;

•	nominating and removing persons entrusted with the management and representation of the Company and regulating the power to sign for the Company;

•	the ultimate supervision of those persons entrusted with management of the Company, with particular regard to adherence to law, our articles of association, and regulations and directives of the Company;

•	issuing the annual report and the compensation report, and preparing for the general meeting of shareholders and carrying out its resolutions; and

•	informing the court in case of over-indebtedness.

The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, managing directors, committees or to third parties who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and Article 25 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 29 of our articles of association provides for indemnification of the existing and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive management and limitation of liability.”

We have entered into indemnification agreements with each of the members of our board of directors and executive management.

Conflict of Interest, Management Transactions

Swiss law does not have a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for any breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, beginning at our first annual meeting as a public company in 2016 our shareholders must annually approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management, as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

•	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations, or parts thereof, by the Company or by companies being, directly or indirectly, controlled by the us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

Beginning in 2016, the general meeting of shareholders will annually vote on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of compensation of the board of directors for the subsequent term of office; and

•	the maximum aggregate amount of compensation of the executive management for the subsequent financial year.

The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

In the event that, at the general meeting of shareholders, the shareholders do not approve a proposal of the board of directors, the board of directors must form a new proposal for the maximum aggregate compensation and the particular compensation for each individual, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting or the next ordinary general meeting of shareholders.

In addition to fixed compensation, members of the board of directors and executive management may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive subscription rights in the case of share capital increases.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Act on Stock Exchanges and Securities Trading do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the NASDAQ Global Market under the symbol “ACIU.”

Transfer Agent and Registrar of Shares

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common shares. The share register reflects only record owners of our shares. Swiss law does not recognize fractional share interests.

Comparison of Swiss Law and Delaware Law

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the Swiss Code of Obligations (Code des Obligations Suisse) and the Swiss Ordinance against excessive compensation in listed stock corporations applicable to our Company, as implemented by the Company in its articles of association, and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW
Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a demerger of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the nominal value of shares represented at such shareholders’ meeting. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act (Loi sur la fusion) can file a lawsuit against the surviving company. If the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that if the merger agreement provides only for a compensation payment, at least 90.0% of all members in the transferring legal entity, who are entitled to vote, shall approve the merger agreement.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of their duties and claim the payment of the company’s losses or damages both to the corporation and, subject to certain conditions, to the individual shareholder and creditors. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. In addition, to the extent that US laws and regulations provide a basis for liability and US courts have jurisdiction, a class action may be available.

Under Swiss law, the winning party is generally entitled to recover or to partially recover attorneys’ fees incurred in connection with such action, provided, however, that the court has broad discretion to permit the shareholder whose claim has been dismissed to recover attorneys’ fees incurred to the extent he or she acted in good faith.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	Pursuant to the Swiss Ordinance against excessive compensation in listed stock corporations (Ordonnance contre les rémunérations abusives dans les sociétés anonymes cotées en bourse), the general meeting of shareholders has the non-transferable right, amongst others, to vote on the fixed and on the variable compensation of the members of the board of directors, of the executive management and of the advisory boards.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects annually (i.e. term of office until the end of the following general meeting of shareholders) the members of the board of directors and the members of the compensation committee individually for a term of office of one year. Re-election is possible.

Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•  any breach of a director’s duty of loyalty to the corporation or its shareholders;

•  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•  any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge the directors and members of the executive management from liability from actions taken during the past financial year. Such discharge is effective only, however, for disclosed facts and only as against the company and those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions.

Also, a corporation may enter into and pay for directors’ and officers’ liability insurance which may cover negligent acts as well.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•  the duty of care; and

•  the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The board of directors of a Swiss corporation manages the business of the corporation, unless responsibility for such management has been delegated to the executive management (for example by organizational rules and comparable bylaws). However, there are several non-transferable duties of the board of directors:

•  the overall management of the corporation and the issuing of all necessary directives;

•  determination of the corporation’s organization;

•  the organization of the accounting, financial control and financial planning systems as required for management of the corporation;

•  the appointment and dismissal of persons entrusted with managing and representing the corporation;

•  overall supervision of the persons entrusted with managing the corporation, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

•  compilation of the annual report, preparation for the general meeting, the compensation report and implementation of its resolutions; and

•  notification of the court in the event that the company is overindebted.

The members of the board of directors must perform their duties with all due diligence and safeguard the interests of the corporation in good faith. They must afford the shareholders equal treatment in equal circumstances.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consents. The articles of association must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be made on proposals relating to the agenda items that were not duly notified. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

•  shareholders together representing at least 10% of the share capital may demand that a general meeting of shareholders be called for specific agenda items and specific proposals; and

•  shareholders together representing shares with a nominal value of at least CHF 1.0 million may demand that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors provided that the election of board members and the names of the candidates have been included as an agenda item.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, (iii) request to convene an extraordinary general meeting or (iv) to carry out a special audit and to appoint an auditor at the request of a shareholder.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairman of the board of directors, (iii) the members of the compensation committee, (iv) the election of the independent proxy for a term of office of one year (i.e. until the following annual general meeting) as well as the vote on the compensation for the members of the board of directors and the executive committee as well as for the members of the advisory board, if applicable, is mandatory for listed companies. Re-election is permitted.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by a simple majority of the shares represented at a general meeting of shareholders concerned. The articles of association may require the approval by a qualified majority of the shares represented at a meeting for the removal of a director.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	No such rule applies to a Swiss corporation.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution. The articles of association may increase the voting thresholds required for such a resolution.

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The general shareholder meeting of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a simple majority of the shares represented at the general meeting of shareholders. Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of association.

Shares with preferential voting rights are not regarded a special class for these purposes.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	The articles of association of a Swiss corporation may be amended with a resolution passed by a simple majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of authorized and conditional capital and the introduction of shares with preferential voting rights that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Inspection of Books and Records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The information may be refused where providing it would jeopardize the corporation’s trade secrets or other interests warranting protection. A shareholder is only entitled to receive information to the extent required to exercise such shareholders’ rights, subject to the interests of the corporation. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•  out of its surplus, or

•  in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed; however, payments out of share capital may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been deducted.

Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares require a shareholders’ resolution. An authorized or contingent capital increase requires at least two-thirds of the voting rights represented at the general meeting of shareholders and an absolute majority of the nominal value of shares represented. Authorized shares can be, once created by shareholder resolution, issued by the board of directors (subject to fulfillment of the authorization). Conditional shares are created and issued through the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees.

Description of Debt Securities

The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

Description of Warrants

We may issue warrants to purchase debt securities, common shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between our company and a warrant agent that we will name in the applicable prospectus supplement. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Description of Purchase Contracts

We may issue purchase contracts for the purchase or sale of equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such equity securities issued by us at a specified purchase price, which may be based on a formula, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we issue will be physically settled by delivery of the securities. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, debt securities, warrants or any combination of such securities.

Description of Subscription Rights

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement or free writing prospectus relating to such subscription rights, and may differ from the terms described herein.

We may issue subscription rights to purchase our securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	whether common shares or warrants for those securities will be offered under the shareholder subscription rights;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

Standby Arrangements

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Plan of Distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common shares, which are listed on the NASDAQ Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference herein:

•	Our 2017 Annual Report on Form 20-F for the fiscal year ended December 31, 2017;

•	Our reports on Form 6-K furnished to the SEC on March 20, 2018 (only with respect to “Item 1.C—2017 Board Compensation” and “Item 2.C—2017 Executive Compensation” of Exhibit 99.3), March 22, 2018, March 26, 2018, April 27, 2018, and May 2, 2018 (only with respect to Exhibits 99.1 and 99.2); and

•	Our registration statement on Form 8-A filed with the SEC on September 23, 2016, including any amendments or reports filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at AC Immune SA, EPFL Innovation Park, Building B, 1015 Lausanne, Switzerland, or via telephone at +41 21 345 91 21.

Enforcement of Judgments

We are organized under the laws of Switzerland and our registered office and domicile is located in Ecublens, Switzerland. Moreover, a number of our directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result would be incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply. Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•	no proceeding involving the same parties and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Amount To Be Paid
SEC registration fee		$43,575.00
FINRA filing fee		53,000.00
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of our common shares and certain other matters of Swiss law will be passed upon for us by Vischer AG, Zurich, Switzerland. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements of AC Immune SA appearing in AC Immune SA’s Annual Report (Form 20-F) for the year ended December 31, 2017 have been audited by Ernst & Young AG, Switzerland, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.

Such financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The current address of Ernst & Young AG is Route de Chancy 59, 1213 Petit-Lancy, Switzerland.

Up to $80,000,000

Common Shares

PROSPECTUS SUPPLEMENT

Jefferies

September 8, 2020